Exhibit 5.1

April 15, 2008

China Automotive Systems, Inc.
No. 1 Henglong Road, Yu Qiao Development Zone
Shashi District, Jing Zhou City
Hubei Province

People’s Republic of China

Re:
China Automotive Systems, Inc. Registration Statement on Form S-3 for Resale of Senior Convertible Notes with an Aggregate Principal Amount of $35,000,000; Warrants to Purchase 1,317,864 Shares of Common Stock; and 6,325,751 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to China Automotive Systems, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), covering the resale of Senior Convertible Notes (the “Notes”) with an aggregate original principal amount of $35,000,000, issued under the terms of the Securities Purchase Agreement dated February 1, 2008 among the Company, Lehman Brothers Commercial Corporation Asia Limited and YA Global Investments, L.P. (the “SPA”), Warrants (the “Warrants”) to purchase an aggregate of 1,317,864 shares of Common Stock, issued under the terms of the SPA, and 6,325,751 shares of Common Stock (the “Shares”), which are or may become issuable upon conversion of the Notes or exercise of the Warrants. The Notes are divided into three series referred to as Closing Notes, Henglong Notes and Escrow Notes, and the Warrants are divided into two series referred to as Closing Warrants and Escrow Warrants.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

We have examined the originals, or .pdf, photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below.  We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us.  In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as .pdf, photostatic or certified copies, and the authenticity of the originals of such copies.

Based on the examination described above and subject to the assumptions stated, we are of the opinion that (i) the Notes and the Warrants have been duly authorized by all necessary corporate action on the part of the Company and constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law, and (ii) the Shares have been duly authorized and if, as and when the Shares are issued in accordance with the terms of the Notes or Warrants (including payment of any exercise price as provided therein), as applicable, the Shares will be legally issued, fully paid and non-assessable.

This opinion is limited to the federal law of the United States of America and all applicable statutory and other provisions of Delaware corporate law, all applicable provisions of the Delaware Constitution and all reported judicial decisions interpreting those laws and/or interpreting the Delaware Constitution.  We disclaim any opinion as to the laws of any other jurisdiction.  We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which is part of the Registration Statement.

In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the SPA, the Notes, the Warrants or the Shares.

This opinion letter is based on the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind involved, including customary practice as described in bar association reports.

Very truly yours,

/s/ Heller Ehrman LLP